                                                                      EXHIBIT 12

                      CII FINANCIAL, INC. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                           THREE MONTHS ENDED
                                                                MARCH 31,
                                                          ---------------------
                                                             1995       1994
                                                          ---------- ----------
   Income Before Federal Income Tax...................... $1,428,182 $1,017,448
   Fixed Charges.........................................  1,354,374  1,172,005
                                                          ---------- ----------
   Earnings Before Fixed Charges.........................  2,782,556  2,189,453
                                                          ========== ==========
   Fixed Charges
    25% of Office Rent...................................    124,374    107,005
    Interest Expense.....................................  1,230,000  1,065,000
                                                          ---------- ----------
   Total Fixed Charges...................................  1,354,374  1,172,005
                                                          ========== ==========
   Ratio of Earnings to Fixed Charges....................          2          2
                                                          ========== ==========
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